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                    [DOBSON COMMUNICATIONS CORPORATION LETTERHEAD]

                                     June 3, 1996


Mr. Bruce Knooihuizen
807 Calle Talentia
Escondido, California 92025

Dear Bruce,

Dobson Communications Corporation is pleased you have accepted our offer to join our company as Chief Financial Officer. Your acceptance is based on the following compensation package.

Your title will be Chief Financial Officer reporting to me. The initial salary will be $150,000, which will be reviewed one year after your start date. In addition, there will be a bonus of between 30-50% dependent on your performance as defined by a set of objectives agreed to by you, myself and the Board of Directors. The bonus will be paid annually during the first quarter and will be prorated for 1996.

We have offered you the opportunity to purchase options for 1.25% of Dobson Communications Corporation. The strike price will be the same as the strike price for Fleet which is based upon the current valuation of the company of approximately $50 million. As we achieve our business plan over the next few years, this should prove to be a very attractive opportunity. The options will vest at 20% per year and in the event of a change of control of Dobson Communications Corporation, you will automaticallly be fully vested. This equity should allow you and your family to create a significant level of wealth based on the company's success and your contribution to our long-term growth.

In addition, you will have three weeks vacation and a full medical and dental plan. We also have a 401K plan which will give you some

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additional deferred compensation opportunities.  To insure you and your family relocate from San Diego quickly and easily, we will reimburse you for actual moving expenses.

In the event you are terminated without cause, Dobson Communications Corporation agrees to a severance pay equal to one year's salary.

As we agreed, your start date will be July 8, 1996. Please indicate your concurrence to the above by signing below, then return the document to me.

Dobson Communications Corporation looks forward to you becoming a part of our team.

Sincerely,

/s/  Everett Dobson
---------------------------------
Everett Dobson




Agreed to:


     /s/ Bruce Knooihuizen
---------------------------------
Bruce Knooihuizen

Date:     6/10/96
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